Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Post-Effective Amendment No.1 to the registration statements on Form S-8 (Nos. 333-238142 and 333-227816) of Lithium Americas (Argentina) Corp. (formerly, Lithium Americas Corp.) (the “Company”) of our reports dated (i) March 30, 2023 relating to the financial statements and effectiveness of internal control over financial reporting of the Company, which appears in an exhibit incorporated by reference in the Company's Annual Report on Form 40-F for the year ended December 31, 2022, (ii) June 16, 2023, relating to the financial statements of 1397468 B.C. Ltd. as of March 31, 2023 and for the period from incorporation on January 23, 2023 to March 31, 2023, which appear in Schedule I to the management information circular, which appears in the Form 6-K of the Company, dated June 23, 2023 and (iii) June 16, 2023, relating to the carve-out financial statements for the North American Division of Lithium Americas Corp. (LAC North America) as of December 31, 2022 and 2021 for each of the three years in the period ended December 31, 2022, which appear in Schedule J to the management information circular, which appears in the Form 6-K of the Company, dated June 23, 2023

We also consent to references to us under the heading “Interests of Experts” in the management information circular, which appears in the Form 6-K of the Company, dated June 23, 2023.

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, Canada

October 6, 2023

PricewaterhouseCoopers LLP

250 Howe Street, Suite 1400, Vancouver, British Columbia, Canada V6C 3S7

T: +1 604 806 7000, F: +1 604 806 7806, ca_vancouver_main_fax@pwc.com, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.